UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 16, 2015

TRUETT-HURST, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-187164	46-1561499

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Foss Creek Circle, Healdsburg, CA	95448
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (707) 431-4423

Not applicable

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 15, 2015, our subsidiary, H.D.D. LLC (the “LLC”, and together with Truett-Hurst, Inc., the “Company”, “we”, “our” or “us”), entered into a Loan and Security Agreement (the “Credit Agreement”) with Bank of the West (the “Lender”). In connection with and pursuant to the terms and conditions of the Credit Agreement, the LLC received the following notes from the Lender (the Credit Agreement, the notes, and any and all other agreements, instruments and documents executed by the Company and/or the Lender related to the Credit Agreement or the notes, collectively, the “Loan Documents”, and the transactions reflected by the Loan Documents, the “Bank of the West Loan”):

•	$10,000,000 Revolving Asset-Based Line of Credit Note. The LLC received an asset-based revolving line of credit note from the Lender in the principal amount of up to $10,000,000 which expires on July 31, 2016 and is to be used for general working capital purposes. All outstanding principal and interest under such line of credit is due on or before July 31, 2016. Amounts repaid by us to the Lender thereunder prior to July 31, 2016 may be reborrowed. The aggregate principal balance outstanding pursuant to such line of credit bears interest at 2.25% above the one-month LIBOR. The LLC has the option to fix portions of the aggregate principal balance outstanding, in minimum increments of $100,000, at 2.25% above the corresponding month’s LIBOR for periods of one to six months.
•	$500,000 Non-Revolving Equipment Purchase Line of Credit Note. The LLC received a line of credit note in the principal amount of $500,000 from the Lender which expires on July 31, 2016 and is to be used to finance our equipment purchases. All outstanding principal and interest under this line of credit is due on or before July 31, 2016. Amounts repaid by us to the Lender thereunder may not be reborrowed. The aggregate principal balance outstanding pursuant to such line of credit bears interest at 2.25% above the one-month LIBOR.
•	$100,000 Foreign Exchange Note. The LLC received a foreign exchange note from the Lender in the principal amount of up to $100,000 which expires on July 31, 2016 and is to be used to hedge our foreign currency exchange exposure. The foreign exchange note permits us to enter into any spot or forward transaction to purchase from or sell to the Lender a foreign currency of an agreed amount, up to 15% of the aggregate of the net notional values of all the Company’s outstanding foreign transactions.

The Loan Documents contains usual and customary covenants, including, without limitation:

•	A limitation on incurring senior indebtedness;
•	A limitation on making loans and advances;
•	A limitation on investments, acquisitions, and capital expenditures; and
•	A limitation on liens, mergers and sales of assets.

In addition, the Loan Documents contain financial covenants, including, without limitation, a minimum current assets to current liabilities ratio (measured quarterly), a maximum debt to effective tangible net worth ratio (measured quarterly), a minimum amount of EBITDA (measured as of various dates), and a minimum debt service coverage ratio (measured annually).

In connection with the Bank of the West Loan, we entered into security agreements pursuant to which we granted to Bank of the West a senior security interest of first priority in all of our personal property and in our “Truett Hurst” registered mark and brands as collateral for all of our loans and obligations owing to Bank of the West, including the Bank of the West Loan.

In addition, certain of our existing owners, as well as certain trusts and other entities under their respective control, entered into certain guarantee agreements in connection with all of our loans and obligations owing to Bank of the West, including the Bank of the West Loan. The guarantors (the “Guarantors”) are the Dolan 2005 Family Trust u/a/d 24 August 2005 (the “Dolan 2005 Trust”), a member of the LLC, Heath E. Dolan, a director of the LLC and Truett-Hurst, Inc., the Dolan 2003 Family Trust u/a/d 5 June 2003 (the “Dolan 2003” Trust), a member of the LLC, Paul E. Dolan, III, a director of the LLC and Truett-Hurst, Inc. and trustee of the Dolan 2003 Trust, the Hurst Family Trust u/a/d 1 August 2004 (the “Hurst Trust”), a member of the LLC, Phillip L. Hurst, director and Chief Executive Officer of the LLC and Truett-Hurst, Inc. and a co-trustee of the Hurst Trust, the Carroll-Obremskey Family Revocable Trust Dated April 15, 1996, a member of the LLC, and Daniel A. Carroll, a director of Truett-Hurst, Inc. and a co-trustee of the Carroll-Obremskey Family Revocable Trust Dated April 15, 1996. Each of the Guarantors entered into a Limited Guaranty pursuant to which such Guarantor, guarantees the full payment to Bank of the West of all sums presently due and owing and all sums which shall in the future become due and owing to Bank of the West from us. The liability of each of the Guarantors is limited to a set percentage of the sum of all obligations due to Bank of the West, plus the costs, expenses and interest associated with the collection of amounts recoverable under this guarantee. Such percentages range from 23% to 61%, depending on the Guarantor.

The Company issued a press release announcing entry into the Loan Documents on July 16, 2015, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement by and between H.D.D. LLC and Bank of the West, dated July 15, 2015. (Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.)

10.2	Accounts Receivable Line of Credit Note, in the principal amount of $10,000,000, dated July 15, 2015.

99.1	Press Release issued by Truett-Hurst, Inc. on July 16, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Truett-Hurst Inc.

By:	/s/ Philip L. Hurst
	Philip L. Hurst	Date: July 16, 2015
Chief Executive Officer